Exhibit 4.16

CERTIFICATE OF TRUST
OF
ZIONS CAPITAL TRUST D

THIS Certificate of Trust of Zions Capital Trust D (the “Trust”), dated as of August 2, 2002, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1.              Name.  The name of the business trust formed hereby is “Zions Capital Trust D”.

2.              Delaware Trustee.  The name and business address of the trustee of the Trust in the State of Delaware are Chase Manhattan Bank USA, National Association, c/o JP Morgan Chase Bank, 500 Stanton Christiana Road, OPS4/3rd Floor, Newark, Delaware 19713, Attn: Institutional Trust Services.

3.              Effective Date.  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust on the date hereof, has duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as trustee of the Trust

By:	/s/ John J. Cashin
	Name:	John J. Cashin
	Title:	Vice-President